AMCAP Fund
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

August 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$53,808
Class B	$0
Class C	$0
Class F1	$6,172
Class F2	$5,015
Total	$64,995
Class 529-A	$2,302
Class 529-B	$0
Class 529-C	$0
Class 529-E	$44
Class 529-F1	$191
Class R-1	$0
Class R-2	$0
Class R-3	$660
Class R-4	$1,951
Class R-5	$5,700
Class R-6	$6,260
Total	$17,108

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0720
Class B	$0.0000
Class C	$0.0000
Class F1	$0.0741
Class F2	$0.1241
Class 529-A	$0.0701
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.0240
Class 529-F1	$0.1103
Class R-1	$0.0000
Class R-2	$0.0000
Class R-3	$0.0204
Class R-4	$0.0763
Class R-5	$0.1249
Class R-6	$0.1359

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	733,313
Class B	23,948
Class C	60,410
Class F1	82,476
Class F2	41,600
Total	941,747
Class 529-A	33,304
Class 529-B	3,060
Class 529-C	9,082
Class 529-E	1,851
Class 529-F1	1,788
Class R-1	2,584
Class R-2	21,562
Class R-3	31,854
Class R-4	26,003
Class R-5	43,594
Class R-6	49,018
Total	223,700

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$18.45
Class B	$17.62
Class C	$17.47
Class F1	$18.37
Class F2	$18.48
Class 529-A	$18.37
Class 529-B	$17.60
Class 529-C	$17.61
Class 529-E	$18.15
Class 529-F1	$18.39
Class R-1	$17.78
Class R-2	$17.76
Class R-3	$18.22
Class R-4	$18.36
Class R-5	$18.53
Class R-6	$18.49